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                            EASTMAN CHEMICAL COMPANY

                         EASTMAN ANNUAL PERFORMANCE PLAN
                 (AMENDED AND RESTATED EFFECTIVE MARCH 4, 1998)


ARTICLE 1.  PURPOSE

The Eastman Annual Performance Plan ("APP", or the "Plan") is a variable compensation plan for Eastman Chemical Company (the "Company") management level individuals which is designed to deliver a portion of annual cash compensation according to business performance. APP is intended to provide an incentive for superior performance and to motivate participants toward higher achievement and business results, and to tie the interests of management-level individuals to the interests of the Company and its shareowners. The Annual Performance Plan is also intended to secure the full deductibility of Plan compensation payable to the Company's Chief Executive Officer and the four highest compensated executive officers (collectively, the "Covered Employees") whose compensation is required to be reported in the Company's proxy statement, and all compensation payable hereunder to such persons is intended to qualify as "performance-based compensation" as described in Section 162(m) of the Internal Revenue Code of 1986, as amended.


ARTICLE 2.  SUMMARY OF PLAN DESIGN

The annual cash compensation of each participant in the Plan consists of a base salary, an annual Eastman Performance Plan award, and an annual performance award from the Annual Performance Plan. APP is designed so that a target award will be paid when the expected financial performance level is reached. Generally, APP awards vary from zero, if financial goals are not met, to two times the target award for specified above-goal performance. Target awards range from 5% of Target Total Annual Compensation ("TTAC"), as defined in Exhibit 1, for lower management positions, to 35% of TTAC for the Chief Executive Officer. APP awards are in addition to the 5% target award level for the Eastman Performance Plan. APP awards are paid in a lump sum in March of the year following the year for which performance was measured ("Performance Year").


ARTICLE 3.  ELIGIBILITY AND PARTICIPATION

3.01     GENERAL ELIGIBILITY

The Plan is designed for management-level individuals (salary grade 46 and above) in key roles which have an impact on the financial performance of the Company. Prior to or at the time performance objectives are established for a Performance Year, the Compensation and Management Development Committee (the "Committee") of the Board of Directors (the "Board") will confirm in writing the salary grade level of the individuals eligible to participate in the Plan for such Performance Year.

3.02     NEW PARTICIPANTS DURING THE PERFORMANCE YEAR

Individuals who are appointed to positions eligible for Plan participation during the Performance Year become eligible for participation on the first day of the month of the appointment. Individuals who become participants during the Performance Year will receive a pro rata award based upon the number of months in an eligible position during the Performance Year. (For example, an individual promoted to an eligible position on May 1 during the Performance Year would receive an award based upon eight months' participation in the Plan, or 8/12 (eight-twelfths) of an award).

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3.03     JOB CHANGES DURING THE PERFORMANCE YEAR

Participants who change jobs during a Performance Year which results in a change of their target award level will receive a pro rata award for the interval of time spent in each job. Each pro rata award is calculated using the participant's base salary just prior to each job change which changes their target award level; and their base pay at the end of the Performance Year. Each pro rata award is based on the financial performance of the full Performance Year. In these instances, each pro rata award will compose the participant's award for the full Performance Year.

3.04     TERMINATIONS

Participants who (1) retire, or (2) become disabled under the Eastman Long-Term Disability Plan, or (3) terminate employment under circumstances which qualify for a Termination Allowance Benefit under the Company's Termination Allowance Plan, or (4) terminate employment as a result of, pursuant to, or in connection with layoff, special separation, divestiture, or similar circumstances, where such termination does not qualify for a Termination Allowance but for which Company management in its sole discretion authorizes an award, receive a pro rata award at the normal time of payout based on base salary at the time of separation and financial performance at the end of the Performance Year.

The estates of participants who die receive a pro rata award at the normal time of payout based on base salary at the time of death and financial performance at the end of the Performance Year.

Participants who terminate employment with the Company for reasons other than those specified under this Section 3.04 will receive an award only if they were actively employed on the last scheduled workday of the Performance Year.


ARTICLE 4.  PERFORMANCE YEAR, GOAL SETTING, AND PERFORMANCE GOALS

4.01     PERFORMANCE YEAR

The Plan's Performance Year shall be the calendar year beginning on January 1 and ending on December 31. The performance period with respect to which payouts may be payable under the APP shall generally be the Performance Year.

4.02     PERFORMANCE GOAL SETTING

In December of each year, The Chief Executive Officer will recommend performance goals for the following Performance Year to the Committee. No later than the first day of the Performance Year (or such later date as may be permitted by Section 162(m) of the Internal Revenue Code of 1986, as amended), the Committee shall establish in writing, with respect to the Performance Year, one or more performance goals, the relative weights to be assigned to such goals, a specific target objective or objectives with respect to such performance goals, and objective formulae or methods for computing the amount of the APP award payable to each participant if the performance goals are attained.

4.03     PERFORMANCE GOALS

Performance goals shall be based upon one or more of the following business criteria, alone or in combination, for the Company as a whole, as the Committee deems appropriate: (i) economic value created; (ii) productivity; (iii) cost improvements; (iv) cash flow; (v) sales revenue growth; (vi) earnings from operations; (vii) quality; (viii) customer satisfaction. Performance goals will include a minimum, maximum, and target level of performance, with the size of the award based upon the level attained for each of the criteria selected, and the weighting selected for each of the criteria. Once established, performance goals for a particular Performance Year cannot be changed.

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ARTICLE 5.  AWARD DETERMINATION

5.01     CERTIFICATION OF PERFORMANCE

As soon as practicable following the availability of performance results for the completed Performance Year, the Committee shall determine the Company's performance in relation to the performance goals for that period and certify in writing the extent to which performance goals were satisfied. Except as otherwise provided in the next two sentences, measurement of the Company's performance against the performance goals established by the Committee shall be objectively determinable and, to the extent they are expressed in standard accounting terms, shall be determined according to generally accepted accounting principles as in existence on the date on which the performance goals are established and without regard to any changes in such principles after such date. With respect to participants other than Covered Employees, in determining whether the performance goals established by the Committee have been met, to the extent that such goals are expressed in terms of financial performance, the Committee may in its discretion adjust the financial results for a Performance Year to exclude the effect of unusual charges or income items or other events (including, without limitation, acquisitions or divestitures), which are distortive of financial results for the Performance Year. The Committee may in its discretion reduce (but not increase) the resulting APP award to Covered Employees if deemed necessary to exclude the effect of unusual charges or income items or other events (including, without limitation, acquisitions or divestitures), which are distortive of financial results for the Performance Year. No adjustment will be made with respect to a Covered Employee if the Committee determines that such adjustment will cause an award to such Covered Employee to fail to qualify as performance-based compensation under Section 162(m).

5.02     CALCULATION AND REVIEW/APPROVAL

Based upon the Company's performance against the performance goals, and the formulae or methods established, the APP award for each participant is calculated. (The calculation method for the Plan is illustrated in Exhibit 1). The Committee shall approve the APP award amounts for participants who are members of the Board of Directors and for participants who are "Covered Employees," and shall review the APP award amounts for other executive officers of the Company.

5.03     AWARD ADJUSTMENTS

The Committee shall have no discretion to increase the amount of any participant's award as so determined, but may reduce the amount of or totally eliminate such award, if it determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate in order to reflect the participant's performance or unanticipated factors.

5.04     MAXIMUM AWARD PAYABLE IN PERFORMANCE YEAR

No participant's APP award for any Performance Year shall exceed $1,000,000.


ARTICLE 6.  PAYMENT OF AWARDS

APP awards shall be paid by the Company in March for performance in the previous year, and after the Committee has certified in writing that the relevant performance goals were achieved. The Committee has the authority, in its discretion, to defer payment of a participant's award into the Executive Deferred Compensation Plan until the participant retires or otherwise terminates employment, if the Committee determines that payment of the award could result in the participant receiving compensation in excess of the maximum amount deductible by the Company for Federal income tax purposes.



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ARTICLE 7.  SALARY ADJUSTMENTS AND BENEFITS

7.01     SALARY ADJUSTMENT UPON ENTRY INTO THE APP

The Plan is a variable compensation, or pay at risk, program whereby participants have their base salary administered on reduced rate ranges. New participants to the Plan are immediately administered on the reduced rate range for their assigned salary grade. This may reduce or eliminate promotional increases, depending upon the person's pay position in the rate range of the new salary grade. Subsequent salary treatment will depend upon pay/performance relationships in the reduced rate range for their assigned grade.

7.02     SALARY CONVERSION UPON WITHDRAWAL FROM THE APP

In unusual circumstances when it is necessary for an individual to be removed from the Plan, the individual will be placed on a non-APP rate schedule and the base salary recalculated. The recalculated base salary will be determined by calculating the ratio of the individual's base salary prior to removal from the Plan to the midpoint of the APP rate schedule, and applying the same ratio to the midpoint of the non-APP rate schedule, to determine the new base salary. Should the removal from the Plan involve a reduction in salary grade, a new rate in the new salary grade will be selected based upon the individual's applicable training and experience.

7.03     RELATIONSHIP TO BENEFITS AND OTHER COMPENSATION

The APP award payout is considered in calculating the basis for other compensation and benefits. Base salary, the actual APP payout and the actual Eastman Performance Plan payout are included in calculating retirement benefits. Base salary, the target APP award payout and the target Eastman Performance Plan payout are included in the basis for calculating the actual APP payout, the actual Eastman Performance Plan payout, life insurance, long-term disability, termination allowance, miscellaneous expense allowance, and foreign service premium. The base salary rate is the basis for calculating short-term disability, vacation pay, holiday pay, personal absence, and field allowance.


ARTICLE 8.  OTHER TERMS AND CONDITIONS

8.01     SHAREOWNER APPROVAL

No APP award payment shall be paid under the Plan to any "Covered Employee" for any Performance Year after 1996 unless and until the material terms (within the meaning of Section 162(m) of the Internal Revenue Code of 1986) of the APP, including the performance goals on which the APP award payout would be based, are disclosed to the Company's shareowners and are approved by the shareowners by a majority of the votes cast.

8.02     CLAIMS

No person shall have any legal claim to be granted an award under the Plan. Except as may be otherwise required by law, payouts under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Plan payouts shall be payable from the general assets of the Company and no participant shall have any claim with respect to any specific assets of the Company.

8.03     NO EMPLOYMENT RIGHTS

Neither the Annual Performance Plan nor any action taken under the Annual Performance Plan shall be construed as giving any employee the right to be retained in the employ of the Company or to maintain any participant's compensation at any level.

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8.04     WITHHOLDING

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the participant's OASDI and MEDI obligation) required by law to be withheld.


ARTICLE 9.  ADMINISTRATION

9.01     POWER AND AUTHORITY OF THE COMMITTEE

All members of the Committee shall be persons who qualify as "outside directors" as defined under Section 162(m) of the Internal Revenue Code. The Committee shall have full power and authority to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines, and instruments for the administration of the Plan and for conduct of its business as the Committee deems appropriate or advisable. The Committee sets and interprets policy, establishes annual performance goals, evaluates Company performance against the goals, and confirms and certifies the extent to which Company performance goals were satisfied under the Plan.

9.02     COMMITTEE'S DELEGATION OF AUTHORITY

Except with respect to matters which under Section 162(m) of the Internal Revenue Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan's terms, including adopting and enforcing rules to decide procedural and administrative issues.

9.03     AMENDING OR TERMINATING THE PLAN

By action of the Committee, the Plan may be amended, modified, suspended, or terminated, in whole or in part, at any time for any reason. Unless otherwise prohibited by applicable law, any amendment required to conform the Plan to the requirements of Section 162(m) of the Internal Revenue Code may be made by the Committee. No amendment may be made to the class of individuals who are eligible to participate in the Plan, the performance criteria specified in Article 4, or the maximum Plan payout payable to any participant without shareowner approval unless shareowner approval is not required in order for payouts paid to "Covered Employees" to constitute qualified performance-based compensation under Section 162(m) of the Internal Revenue Code.


ARTICLE 10. PLAN AUDIT

The Vice President, Human Resources and Communications and Public Affairs, has responsibility for monitoring and reporting on the administration and effectiveness of the Plan. The Vice President's role is to provide independent, objective appraisal and guidance to both the Committee and to the Chief Executive Officer in the administration of the APP. Each year, the Vice President will provide a formal review to the Committee and the CEO on the overall effectiveness of the APP.




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EXHIBIT 1.  CALCULATION OF THE ANNUAL PERFORMANCE PLAN PAYOUT

Awards are paid based on goal achievement. In the example below, three performance goals have been selected for the relevant Performance Year with a weighting of 50% for goal number 1, 25% for goal number 2, and 25% for goal number 3. Weighted performance is calculated on a scale ranging from zero (0%, or no payout at this level of performance) to 200% (or 2 times target performance), with target performance at 100% (or 1 times target performance level). In this way, regardless of their target award percentage (5% to 35%), the performance for all participants can be calculated using the same scale. In the example, the performance for goal 1 is 125% on the scale of 0 to 200%, resulting in a weighted performance (50% times 125%) of 62.5%. Goal 2 performance is 94% on the scale, resulting in a weighted performance of 23.5% (25% times 94%). Goal 3 performance is 116%, resulting in weighted performance of 29% (25% times 116%). Adding the weighted performance factors together results in a total weighted performance of 115%.


                               PERFORMANCE LEVELS

Example:
-------
Performance Level:         A        B        C       D        E

Performance Percent:      200%     150%     100%     50%      0%



          GOAL                                                    WEIGHTED
GOALS   WEIGHTING       X        PERFORMANCE LEVEL      =       PERFORMANCE
-----   ---------       -        -----------------              -----------

 #1        50%          X              125%             =          62.5%

 #2        25%          X               94%             =          23.5%

 #3        25%          X              116%             =          29.0%

                                                                --------
                                                 Total  =         115.0%

In this example, assume that the participant has a year-end base salary of $100,000 and a target award level of 10%. To calculate this participant's award, the Target Total Annual Compensation is calculated as described below. Then the target award for the performance year is determined. Knowing the target award and the total weighted performance (115% from above), the APP payout can be calculated.

Target Total Annual Compensation =           Base Salary divided by [1 minus
                                             (the target award percent + Eastman
                                             Performance Plan 5%)].

In this example:     $  100,000      =     $117,647 = Target Total Annual
                      ---------            Compensation
                     1-(.10+.05)

Target Payout = Target Total Annual Compensation times Target Award %

         Target Payout  = $117,647 X 10% = $11,765.

APP Payout = Target Payout times Total Weighted Performance

         APP Payout = $11,765 X 115% = $13,530

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